Exhibit 99

CyberOptics Reports Strong First Quarter Operating Results

Minneapolis, MN—April 25, 2011—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2011 ended March 31.

•	Consolidated sales totaled $13,350,000, up 8% from $12,341,000 in the first quarter of 2010. Revenues were at the upper end of the previously reported guidance of $12.5 to $13.5 million.

•	Operating income was $1,087,000, compared to the $257,000 in last year’s first quarter.

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Net income came to $846,000 or $0.12 per diluted share, compared to $247,000 or $0.04 per diluted share in the year-earlier period. Earnings exceeded the guidance for this period of $0.06 to $0.10 per share.

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The order backlog increased 48% to $10.6 million at the end of the first quarter, up from $7.2 million at the end of last year’s fourth quarter. The majority of this backlog is scheduled to ship in the second and third quarters.

Kathleen P. Iverson, chief executive officer and chair, commented: “We are encouraged by our strong first quarter performance, particularly since this period typically represents our seasonally lightest quarter of the year. Our operating results benefited from a 19% year-over-year increase in sales of electronic assembly sensors, which included continued shipments of solar wafer alignment cameras to our partner, DEK, for the photovoltaic cell market. In addition, sales of semiconductor products rose 60%, driven by the 134% sales growth of our WaferSense product line to approximately $1.2 million. The shift in our sales mix toward newer sensor and system products had a highly favorable impact on our gross margin, which rose to 49% from 43% in last year’s first quarter.”

She continued: “Demand for our best-in-class QX500 automated optical inspection (AOI) system was robust in the first quarter, with sales of this next-generation system exceeding $1.3 million as we capitalized on our strong relationships with several of the world’s largest original design manufacturers. The strength of our AOI business partly offset reduced sales of solder paste inspection (SPI) systems, reflecting the challenging comparison with last year’s first quarter when sales of our SE500 SPI system benefited from pent-up demand as the global economy was emerging from the deep recession. Our new inspection systems are enabling us to win new customers and strengthen many existing relationships. During the quarter, system orders were placed by: new customers in Japan, which is targeted as one of our growth markets; an OEM in the wind power market; an electronics manufacturer working on a 3G network project in India; new customers in Brazil; and several of the world’s largest original design manufacturers, including a major smartphone player. In a key development, we entered into an OEM agreement in March with German-based Viscom AG, under which we are integrating CyberOptics’ SE500 sensor technology into Viscom’s SPI platforms. Given Viscom’s strong customer base in the automotive and industrial electronics markets, this partnership provides us with increased access to large segments of the global SPI market. Production rollout of the first Viscom SPI system equipped with our SE500 inspection sensor is anticipated later in the second quarter, and we believe this partnership has the potential to significantly enhance our profitability over time.”

Iverson added: “In our last earnings release, we stated that certain customers were expecting to add production capacity and start deploying some of our new products during the period that coincides with our second and third quarters. These growth plans are now being implemented, making us optimistic about CyberOptics’ prospects. For the second quarter of 2011 ending June 30, we are forecasting earnings of $0.17 to $0.21 per diluted share on sales of $16 to $17 million. We also are reiterating our previously-issued full-year guidance for sales of $60 to $65 million and earnings of $0.60 to $0.70 per diluted share. In all, we see 2011 shaping up as a strong year for CyberOptics as we continue capitalizing upon the upturn of the global electronics market through our next-generation inspection systems, products for new markets, and targeted marketing strategies.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the need for a valuation allowance with respect to our deferred tax assets; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability we achieve in 2011; success of anticipated new OEM and end-user opportunities  and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-800-762-8908 and providing the 4432898 conference ID or by listening to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available at 303-590-3030 with the 4432898 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)	Three Months Ended March 31,
	2011	2010
Revenue	$13,350	$12,341
Cost of revenue	6,743	7,085
Gross margin	6,607	5,256
Research and development expenses	1,818	1,777
Selling, general and administrative expenses	3,657	3,177
Amortization of intangibles	45	45
Income from operations	1,087	257
Interest income and other	86	77
Income before income taxes	1,173	334
Provision for income taxes	327	87
Net income	$846	$247
Net income per share - Basic	$0.12	$0.04
Net income per share - Diluted	$0.12	$0.04
Weighted average shares outstanding - Basic	6,891	6,839
Weighted average shares outstanding - Diluted	6,935	6,871

Condensed Consolidated Balance Sheets
	March 31, 2011 (Unaudited)	Dec.31,2010

Assets
Cash and cash equivalents	$9,549	$8,427
Marketable securities	6,009	6,384
Accounts receivable, net	11,037	11,296
Inventories	14,540	14,215
Income tax refunds and deposits	400	380
Other current assets	1,147	1,232
Deferred tax assets	2,213	2,317
Total current assets	44,895	44,251

Marketable securities	6,890	7,289
Intangible and other assets, net	929	1,004
Fixed assets, net	1,651	1,896
Other assets	175	173
Deferred tax assets	3,467	3,621
Total assets	$58,007	$58,234

Liabilities and Stockholders' Equity
Accounts payable	$4,365	$5,206
Accrued expenses	3,542	4,025
Total current liabilities	7,907	9,231

Other liabilities	725	686
Total liabilities	8,632	9,917

Total stockholders' equity	49,375	48,317
Total liabilities and stockholders' equity	$58,007	$58,234

Backlog Schedule:
2nd Quarter 2011		$9,401
3rd Quarter and beyond		1,202
Total backlog		$10,603